Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle reports first quarter 2015 results

BATON ROUGE, LA - May 6, 2015 –

First quarter 2015 highlights:

•	Adjusted earnings of $1.17 per share, up 19% versus first quarter 2014.

•	Net sales of $884.4 million, up 47% versus first quarter 2014; adjusted EBITDA grew 95% to $265.6 million, a 30% margin.

•	Completed acquisition of Rockwood on January 12; operating in new, market-focused realignment of global business units.

•	$40 million in acquisition synergies for 2015 already achieved and on pace to meet our expectations.

•	Raising full year guidance to $3.65 - $4.05 adjusted EPS

	Three Months Ended
	March 31,
In thousands, except per share amounts	2015	2014
Net sales	$884,404	$599,843
Adjusted EBITDA	$265,628	$136,030
Net income from continuing operations	$47,149	$66,004
Net income attributable to Albemarle Corporation	$43,115	$56,583
Diluted earnings (loss) per share	$0.40	$0.71
Non-operating pension and OPEB items(a)	(0.02)	0.11
Special items(b)	0.80	0.14
Discontinued operations	—	0.02
Adjusted diluted earnings per share(c)	$1.17	$0.98

See accompanying notes and reconciliations to the condensed consolidated financial information.

Albemarle Corporation (NYSE: ALB) reported first quarter 2015 earnings of $43.1 million, or $0.40 per share, compared to first quarter 2014 earnings of $56.6 million, or $0.71 per share. First quarter 2015 adjusted earnings were $127.2 million, or $1.17 per share, compared to $78.4 million, or $0.98 per share, for the first quarter of 2014 (see notes to the condensed consolidated financial information). The Company reported net sales of $884.4 million in the first quarter of 2015, up from net sales of $599.8 million in the first quarter of 2014, driven primarily by the inclusion of the Rockwood acquisition, which closed January 12, 2015.

"We are pleased with our strong start to 2015, in which both Chemetall® Surface Treatment and Performance Chemicals, including Bromine, Lithium and PCS, met or exceeded our January expectations, despite increasing foreign exchange headwinds from the strengthening US dollar and continued low crude oil prices," said Albemarle President and CEO Luke Kissam. "We are moving quickly to meet our integration and synergy targets related to the Rockwood acquisition, and are very pleased with the progress so far as we are already operating our businesses in the new organizational structure announced in January. Given the strong operational start to the year, the one time foreign exchange gain related to cash on hand in quarter one and our confidence in continued good performance, we are both raising and narrowing our guidance for 2015 from Adjusted EPS of $3.15 - $3.70 to $3.65 - $4.05."

Quarterly Segment Results

As previously announced on January 20, 2015, as a result of the completion of its acquisition of Rockwood Holdings, Inc. (“Rockwood”), the Company has realigned its global business units. The new structure aligns the Company’s strategic assets and businesses to be market-focused and allows it to more effectively leverage its combined resources on innovation and growth. The new reporting structure consists of three reportable operating segments, or global business units (“GBUs”): Chemetall Surface Treatment, Refining Solutions and Performance Chemicals. Three businesses that the Company previously announced it intends to sell will be reported together in the “All Other” category.

In order to provide a meaningful comparison of the results of operations, where applicable, segment results for the first quarter of 2015 are compared against pro forma segment results for the first quarter of 2014. The pro forma 2014 segment results are based on the historical combined consolidated financial statements of Albemarle and Rockwood and were prepared to illustrate the effects of the integration of the Rockwood business, as well as the change in reporting structure discussed above. This supplemental pro forma financial information is also located on our website and in Albemarle’s current report on Form 8-K filed April 13, 2015. The acquisition of Rockwood was completed on January 12, 2015. The results of Rockwood from January 1, 2015 to January 12, 2015 (“stub period”) are excluded from the first quarter of 2015 as presented here. Excluded net sales and adjusted EBITDA for the stub period were $33.2 million and $3.4 million, respectively.

Performance Chemicals reported net sales of $388.4 million in the first quarter of 2015, a decrease of 1% from pro forma net sales in the first quarter of 2014 of $391.7 million. The decrease is primarily due to unfavorable impacts from currency exchange, the stub period, and unfavorable Bromine pricing, partially offset by favorable Lithium and PCS volumes and favorable Lithium pricing. Adjusted EBITDA for Performance Chemicals was $130.5 million, an increase of 13% from first quarter 2014 pro forma results of $115.2 million. The increase was primarily driven by higher overall sales volumes, favorable Lithium pricing and the addition of our Talison joint venture, partially offset by unfavorable Bromine pricing and unfavorable impacts from currency exchange.

Refining Solutions generated net sales of $179.2 million in the first quarter of 2015, a decrease of 8% from net sales in the first quarter of 2014 of $194.7 million, primarily driven by unfavorable Heavy Oil Upgrading volumes, unfavorable Clean Fuels Technology pricing and mix, and unfavorable impacts from currency exchange, partially offset by favorable Clean Fuel Technologies volumes. Adjusted EBITDA for Refining Solutions was $42.2 million in the first quarter of 2015, down 31% from first quarter 2014 results of $61.0 million, due primarily to lower overall net sales, unfavorable Clean Fuels Technology pricing and mix, unfavorable impacts from currency exchange and the west coast port strike, partially offset by favorable pricing on raw materials and natural gas.

Chemetall Surface Treatment reported net sales of $192.1 million in the first quarter of 2015, a decrease of 6% from first quarter of 2014 pro forma net sales of $203.7 million, primarily due to the stub period and unfavorable impacts from currency exchange, partially offset by favorable pricing and additional sales volumes related to the acquisition of the remaining shares of the Chemetall Shanghai joint venture in February. Adjusted EBITDA for Chemetall Surface Treatment was $46.0 million in the first quarter of 2015, a decrease of 1% from first quarter 2014 pro forma results of $46.4 million, primarily driven by the stub period and unfavorable impacts from currency exchange.

All Other net sales were $122.4 million in the first quarter of 2015, a decrease of 24% from pro forma net sales in the first quarter of 2014 of $161.2 million primarily due to unfavorable Fine Chemistry Services volumes and unfavorable impacts from currency exchange. All Other adjusted EBITDA was $13.6 million in the first quarter of 2015, down 51% from first quarter 2014 pro forma results of $27.6 million, due primarily to lower overall sales volumes and unfavorable impacts from currency exchange.

Corporate Results

Corporate adjusted EBITDA was $33.3 million in the first quarter of 2015 which includes a $52.4 million currency exchange gain related primarily to cash and excludes stub period expenses of $2.0 million. Excluding the currency exchange gain on cash and including expenses from the stub period, adjusted EBITDA was ($21.1) million compared to $(33.9) million pro forma adjusted EBITDA in the first quarter of 2014. The $12.8 million improvement is related to achieved synergies and lower spending.

Income Taxes

Our adjusted effective income tax rates, which exclude discontinued operations, special and non-operating pension and OPEB items, were 26.3% and 23.8% for the first quarter of 2015 and 2014, respectively. Our effective tax rate continues to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $45.8 million for the three months ended March 31, 2015, down 69% versus the same period in 2014 primarily due to significant cash expenses in the current period related to the Rockwood acquisition. We had $261.4 million in cash and cash equivalents at March 31, 2015 as compared to $2.5 billion at December 31, 2014. Cash on hand, cash provided by operations and proceeds from borrowings funded $2.1 billion for acquisitions, $56.7 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $21.7 million during the three months ended March 31, 2015. We completed the acquisition of Rockwood on January 12, 2015 for a purchase price of approximately $5.7 billion. The cash consideration was funded with proceeds from our 2014 Senior Notes, Term Loan, Cash Bridge Facility and February 2014 Credit Agreement.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2015 will be discussed on a conference call at 9:00 AM Eastern time on May 7, 2015. The call can be accessed by dialing 888-680-0890 (International Dial-In # 617-213-4857), and entering conference ID 37447304. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a premier specialty chemicals company with leading positions in attractive end markets around the world. With a broad customer reach and diverse end markets, Albemarle develops, manufactures and markets technologically advanced and high value added products, including lithium and lithium compounds, bromine and bromine derivatives, catalysts and surface treatment chemistries used in a wide range of applications including consumer electronics, flame retardants, metal processing, plastics, contemporary and alternative transportation vehicles, refining, pharmaceuticals, agriculture, construction and custom chemistry services. Albemarle is focused on delivering differentiated, performance-based technologies that deliver innovative and sustainable solutions to its customers. The Company employs approximately 6,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to the transaction with Rockwood and the anticipated consequences and benefits of the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully operate and integrate Rockwood’s operations and realize estimated synergies; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in the joint proxy statement / prospectus we filed in connection with the transaction with Rockwood, and in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Net sales	$884,404	$599,843
Cost of goods sold(a)(b)	625,938	404,244
Gross profit	258,466	195,599
Selling, general and administrative expenses(a)	135,765	78,104
Research and development expenses	26,492	22,572
Restructuring and other charges, net(b)	—	17,000
Acquisition and integration related costs(b)	59,523	—
Operating profit	36,686	77,923
Interest and financing expenses(b)	(35,746)	(8,773)
Other income, net(b)	49,957	1,143
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	50,897	70,293
Income tax expense(b)	14,140	13,190
Income from continuing operations before equity in net income of unconsolidated investments	36,757	57,103
Equity in net income of unconsolidated investments (net of tax)(b)	10,392	8,901
Net income from continuing operations	47,149	66,004
Loss from discontinued operations (net of tax)	—	(1,769)
Net income	47,149	64,235
Net income attributable to noncontrolling interests	(4,034)	(7,652)
Net income attributable to Albemarle Corporation	$43,115	$56,583
Basic earnings (loss) per share
Continuing operations	$0.40	$0.73
Discontinued operations	—	(0.02)
	$0.40	$0.71
Diluted earnings (loss) per share
Continuing operations	$0.40	$0.73
Discontinued operations	—	(0.02)
	$0.40	$0.71
Weighted-average common shares outstanding – basic	108,130	79,735
Weighted-average common shares outstanding – diluted	108,464	80,112

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$261,421	$2,489,768
Other current assets	1,425,122	859,082
Total current assets	1,686,543	3,348,850
Property, plant and equipment	4,021,633	2,620,670
Less accumulated depreciation and amortization	1,404,606	1,388,802
Net property, plant and equipment	2,617,027	1,231,868
Other assets and intangibles	5,491,189	642,385
Total assets	$9,794,759	$5,223,103
LIABILITIES AND EQUITY
Current portion of long-term debt	$471,809	$711,096
Other current liabilities	984,535	428,790
Total current liabilities	1,456,344	1,139,886
Long-term debt	3,541,312	2,223,035
Other noncurrent liabilities	748,461	314,663
Deferred income taxes	801,312	56,884
Albemarle Corporation shareholders’ equity	3,109,383	1,359,465
Noncontrolling interests	137,947	129,170
Total liabilities and equity	$9,794,759	$5,223,103

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Cash and cash equivalents at beginning of year	$2,489,768	$477,239
Cash and cash equivalents at end of period	$261,421	$524,043
Sources of cash and cash equivalents:
Net income	$47,149	$64,235
Proceeds from borrowings of long-term debt	1,000,000	—
Proceeds from other borrowings, net	167,571	—
Decrease in restricted cash	57,550	—
Working capital changes	28,881	39,826
Uses of cash and cash equivalents:
Capital expenditures	(56,741)	(23,667)
Acquisition of Rockwood, net of cash acquired	(2,051,645)	—
Acquisition of remaining interest in Shanghai Chemetall, net of cash acquired	(45,550)	—
Repurchases of common stock	—	(50,000)
Repayments of long-term debt	(1,326,263)	(101)
Repayments of other borrowings, net	—	(8,434)
Dividends paid to shareholders	(21,730)	(19,582)
Non-cash and other items:
Depreciation and amortization	63,986	27,809
Pension and postretirement (benefit) expense	(1,458)	16,669
Deferred income taxes	(32,845)	4,139
Equity in net income of unconsolidated investments (net of tax)	(10,392)	(8,901)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	Actual	Actual	Pro forma
	2015	2014	2014
Net sales:
Performance Chemicals	$388,366	$275,897	$391,672
Refining Solutions	179,166	194,661	194,661
Chemetall Surface Treatment	192,091	—	203,741
Corporate	2,412	—	3,107
All Other	122,369	129,285	161,159
Total net sales	$884,404	$599,843	$954,340

Adjusted EBITDA:
Performance Chemicals	$130,528	$73,385	$115,186
Refining Solutions	42,193	61,034	61,034
Chemetall Surface Treatment	46,004	—	46,444
Corporate	33,339	(19,084)	(33,926)
All Other	13,564	20,695	27,612
Total Adjusted EBITDA	$265,628	$136,030	$216,350

Performance Chemicals - details by product category:

	Three Months Ended
	March 31,
	Actual	Actual	Pro forma
	2015	2014	2014
Net sales:
Bromine	$189,592	$202,796	$202,796
Lithium	114,386	—	115,775
PCS	84,388	73,101	73,101
Total Performance Chemicals	$388,366	$275,897	$391,672

Adjusted EBITDA:
Bromine	$52,933	$56,717	$56,717
Lithium	50,578	—	41,801
PCS	27,017	16,668	16,668
Total Performance Chemicals	$130,528	$73,385	$115,186

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of mark-to-market (MTM) actuarial gains/losses, settlements/curtailments and interest cost and expected return on assets, were included in Corporate as follows:

•
For the three months ended March 31, 2015 and 2014, net (benefits) charges amounted to $(3.5) million ($2.2 million after income taxes, or $0.02 per share) and $14.1 million ($8.9 million after income taxes, or $0.11 per share), respectively. Net benefits for the three months ended March 31, 2015 included a gain of $2.6 million ($1.6 million after income taxes, or $0.02 per share) related to the termination of a domestic OPEB plan during the first quarter of 2015. Net charges for the three months ended March 31, 2014 included an actuarial loss of $15.4 million ($9.8 million after income taxes, or $0.12 per share) resulting from a curtailment related to one of our U.S. defined benefit pension plans and our supplemental executive retirement plan which required a remeasurement of the related assets and obligations during that period.

Although non-operating pension and OPEB items are included in cost of goods sold and selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in cost of goods sold and selling, general and administrative expenses were as follows (in millions):

	Three Months Ended
	March 31,
	2015	2014
Cost of goods sold:
MTM actuarial loss	$—	$2.9
Settlements/curtailments	(0.3)	—
Interest cost and expected return on assets, net	(0.2)	(0.5)
Total	$(0.5)	$2.4

Selling, general and administrative expenses:
MTM actuarial loss	$—	$12.5
Settlements/curtailments	(2.3)	—
Interest cost and expected return on assets, net	(0.7)	(0.8)
Total	$(3.0)	$11.7

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items within the periods presented as special and excluded them from our adjusted earnings calculation. A listing of these items, as well as a detailed description of each follows below (per share):

	Three Months Ended
	March 31,
	2015	2014
Utilization of inventory step-up(1)	$0.34	$—
Restructuring and other charges, net(2)	—	0.14
Acquisition and integration related costs(3)	0.39	—
Interest and financing expenses related to Rockwood acquisition(4)	0.01	—
Financing fees related to Rockwood acquisition(5)	0.03	—
Discrete tax expense items(6)	0.03	—
Total Special Items	$0.80	$0.14

(1) In connection with the acquisition of Rockwood, the Company valued Rockwood’s existing inventory at fair value as of the acquisition date, which resulted in a step-up of the underlying net book value of the inventory. The inventory step-up is being expensed over the estimated remaining selling period. For the three months ended

March 31, 2015, $40.3 million ($28.7 million after income taxes, or $0.27 per share) was included in Cost of goods sold and $7.9 million ($0.07 per share) was included in Equity in net income of unconsolidated investments related to the utilization of the inventory step up.

(2) Restructuring and other charges for the three months ended March 31, 2014 included net charges amounting to $17.0 million ($11.1 million after income taxes, or $0.14 per share) in connection with a reduction of aluminum alkyls high cost supply capacity.

(3) Acquisition and integration related costs for the three months ended March 31, 2015 included transaction and integration fees related to the acquisition of Rockwood of $57.4 million ($40.8 million after income taxes, or $0.38 per share) and costs on other significant projects of $2.1 million ($1.5 million after income taxes, or $0.01 per share).

(4) Included in Interest and financing expenses for the three months ended March 31, 2015 was $1.6 million ($1.1 million after income taxes, or $0.01 per share) for interest and financing expenses incurred from our new senior notes issued during the fourth quarter 2014 in connection with the acquisition of Rockwood, which did not close until January 12, 2015.

(5) Included in Other income, net for the three months ended March 31, 2015 was $4.4 million ($3.2 million after income taxes, or $0.03 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood.

(6) Included in Income tax expense for the three months ended March 31, 2015 was $3.2 million, or $0.03 per share, associated with U.S. provision to return adjustments, the release of FIN 48 reserves associated with a lapse in the statute of limitations and the inclusion of liabilities for non-indefinitely invested earnings on the announcement of our German entity divestitures.

(c)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted diluted earnings per share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income attributable to Albemarle Corporation is defined as Net income attributable to Albemarle Corporation before discontinued operations and the special and non-operating pension and OPEB items as listed below. EBITDA is defined as Net income attributable to Albemarle Corporation before interest and financing expenses, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before discontinued operations and the special and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
	2015	2014
Net income attributable to Albemarle Corporation	$43,115	$56,583
Add back:
Non-operating pension and OPEB items (net of tax)	(2,227)	8,944
Special items (net of tax)	86,316	11,145
Loss from discontinued operations (net of tax)	—	1,769
Adjusted net income attributable to Albemarle Corporation	$127,204	$78,441

Net income attributable to Albemarle Corporation	$43,115	$56,583
Add back:
Interest and financing expenses	35,746	8,773
Income tax expense (from continuing and discontinued operations)	14,140	12,446
Depreciation and amortization	63,986	27,809
EBITDA	156,987	105,611
Non-operating pension and OPEB items	(3,509)	14,071
Special items (excluding special items associated with interest expense)	112,150	17,000
Loss from discontinued operations	—	2,513
Less depreciation and amortization from discontinued operations	—	(3,165)
Adjusted EBITDA	$265,628	$136,030

Net sales	$884,404	$599,843
EBITDA Margin	17.8%	17.6%
Adjusted EBITDA Margin	30.0%	22.7%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Income from continuing operations before income taxes and equity in net income of unconsolidated investments, the most directly comparable financial measure calculated and reporting in accordance with GAAP. Adjusted EBITDA on a segment basis is defined as Income from continuing operations before income taxes and equity in net income of unconsolidated investments, excluding Interest and financing expenses and depreciation and amortization, and adjusted for special and non-operating pension and OPEB items as listed below, plus Equity in net income (loss) of unconsolidated investments, less Net income attributable to noncontrolling interests.

	Performance Chemicals	Refining Solutions	Chemetall Surface Treatment	Corporate	All Other	Total
Three months ended March 31, 2015 (Actual):
Income (loss) from continuing operations before income taxes and equity in net income of unconsolidated investments	$73,932	$29,071	$9,564	$(64,761)	$3,091	$50,897
Interest and financing expenses	—	—	—	35,746	—	35,746
Depreciation and amortization	30,283	8,110	18,196	1,899	5,498	63,986
Special items (excluding special items associated with interest expense)	28,582	—	16,953	63,964	2,651	112,150
Non-operating pension and OPEB items	—	—	—	(3,509)	—	(3,509)
Equity in net income of unconsolidated investments	1,765	5,012	1,291	—	2,324	10,392
Net income attributable to noncontrolling interests	(4,034)	—	—	—	—	(4,034)
Adjusted EBITDA	$130,528	$42,193	$46,004	$33,339	$13,564	$265,628

Three months ended March 31, 2014 (Actual):
Income (loss) from continuing operations before income taxes and equity in net income of unconsolidated investments	$68,687	$46,664	$—	$(59,472)	$14,414	$70,293
Interest and financing expenses	—	—	—	8,773	—	8,773
Depreciation and amortization	12,056	8,680	—	544	3,364	24,644
Special items (excluding special items associated with interest expense)	—	—	—	17,000	—	17,000
Non-operating pension and OPEB items	—	—	—	14,071	—	14,071
Equity in net income of unconsolidated investments	294	5,690	—	—	2,917	8,901
Net income attributable to noncontrolling interests	(7,652)	—	—	—	—	(7,652)
Adjusted EBITDA	$73,385	$61,034	$—	$(19,084)	$20,695	$136,030

Three months ended March 31, 2014 (Pro forma):
Income (loss) from continuing operations before income taxes and equity in net income of unconsolidated investments	$98,689	$46,664	$36,628	$(100,019)	$20,387	$102,349
Interest and financing expenses	—	—	—	22,973	—	22,973
Depreciation and amortization	23,583	8,680	7,720	5,555	4,308	49,846
Special items (excluding special items associated with interest expense)	—	—	—	23,470	—	23,470
Non-operating pension and OPEB items	—	—	—	14,065	—	14,065
Equity in net income of unconsolidated investments	566	5,690	2,096	30	2,917	11,299
Net income attributable to noncontrolling interests	(7,652)	—	—	—	—	(7,652)
Adjusted EBITDA	$115,186	$61,034	$46,444	$(33,926)	$27,612	$216,350

	Bromine	Lithium	PCS	Performance Chemicals
Three months ended March 31, 2015 (Actual):
Income (loss) from continuing operations before income taxes and equity in net income of unconsolidated investments	$48,512	$2,303	$23,117	$73,932
Depreciation and amortization	8,461	18,068	3,754	30,283
Special items (excluding special items associated with interest expense)	—	28,582	—	28,582
Equity in net income of unconsolidated investments	—	1,619	146	1,765
Net income attributable to noncontrolling interests	(4,040)	6	—	(4,034)
Adjusted EBITDA	$52,933	$50,578	$27,017	$130,528

Three months ended March 31, 2014 (Actual):
Income (loss) from continuing operations before income taxes and equity in net income of unconsolidated investments	$55,686	$—	$13,001	$68,687
Depreciation and amortization	8,683	—	3,373	12,056
Equity in net income of unconsolidated investments	—	—	294	294
Net income attributable to noncontrolling interests	(7,652)	—	—	(7,652)
Adjusted EBITDA	$56,717	$—	$16,668	$73,385

Three months ended March 31, 2014 (Pro Forma):
Income (loss) from continuing operations before income taxes and equity in net income of unconsolidated investments	$55,686	$30,002	$13,001	$98,689
Depreciation and amortization	8,683	11,527	3,373	23,583
Equity in net income of unconsolidated investments	—	272	294	566
Net income attributable to noncontrolling interests	(7,652)	—	—	(7,652)
Adjusted EBITDA	$56,717	$41,801	$16,668	$115,186